EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cybex International, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-34309, 333-118475 and 333-114028) and on Form S-8 (Nos. 333-79899, 333-29045, 33-46109, 33-46110, 33-48124, 33-59947, 33-59945, 333-97379, 333-97377 and 333-125434) of Cybex International, Inc. of our report dated March 30, 2007, with respect to the consolidated balance sheets of Cybex International, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and other comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, which report appears in the December 31, 2006 annual report on Form 10-K of Cybex International, Inc.

Our report dated March 30, 2007 on the consolidated financial statements refers to the adoption of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment, effective January 1, 2006.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 30, 2007